UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K/A

(Amendment No. 1)

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 15, 2024

THE GEO GROUP, INC.

(Exact Name of Registrant as Specified in its Charter)

Florida	1-14260	65-0043078
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4955 Technology Way, Boca Raton, Florida	33431
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (561) 893-0101

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.01 Par Value	GEO	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Explanatory Note

The GEO Group, Inc. (“GEO” or the “Company”) is filing this amendment to its Current Report on Form 8-K, filed with the Securities and Exchange Commission (the “SEC”) on February 22, 2024 (the “Prior Report”), in order to update certain financial information for the fourth quarter and full year ended December 31, 2023 that was included in Exhibit 99.1 to the Prior Report (the “Original Earnings Release”). Certain financial information contained in the Original Earnings Release is accordingly updated as set forth below due to a subsequent event that occurred following the filing of the Prior Report.

Section 2	Financial Information

Item 2.02.	Results of Operations and Financial Condition.

On February 15, 2024, the Company announced financial results for the fourth quarter and full year ended December 31, 2023. On February 21, 2024, subsequent to issuing the Original Earnings Release, the New Mexico Court of Appeals ruled against the Company in connection with its appeal of the formal Notice of Assessment of Taxes and Demand for Payment that the Company had received from the New Mexico taxing authority disallowing certain deductions that had been previously formally approved by the same New Mexico taxing authority, had been claimed by the Company relying on this previous formal approval, and served as the basis for the originally approved tax refund claim. The total tax, penalty and interest related to the assessment is approximately $21.1 million. The Company plans to appeal this ruling to the State Supreme Court by timely filing a Petition for Writ of Certiorari. The Company disagrees with the assessment and intends to take all necessary steps to vigorously defend its position. The Company has established an estimated liability based on its estimate of the most probable loss based on the facts and circumstances known to date and the advice of outside counsel in connection with this matter.

As the underlying matter originated in a prior period, the Company determined that this event met the definition of a recognized subsequent event in accordance with FASB ASC 855 Subsequent Events and has therefore recorded a one-time, non-cash accrual of $8.9 million in the Company’s December 31, 2023 consolidated financial statements, which has been included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023 filed on February 29, 2024. These updates do not impact the Company’s initial financial guidance provided for full year 2024 and first quarter of 2024.

As a result of the foregoing, a number of line items in the Original Earnings Release were impacted by the subsequent event, including operating expenses, as reported in the Original Earnings Release, increased by $8.9 million, to $441.9 million and $1.74 billion for the fourth quarter and full year 2023, respectively; net income, as reported in the Original Earnings Release, was reduced by $6.6 million to $25.2 million and $107.2 million for the fourth quarter and full year 2023, respectively; and diluted earnings per share, as reported in the Original Earnings Release, was reduced by $.04 per share for the fourth quarter to $.17 per share and was reduced by $.05 per share for the full year 2023 to $.72 per share.

An updated version of the Condensed Consolidated Balance Sheets, Condensed Consolidated Statements of Operations and Reconciliation of Net Income to EBITDA, and Adjusted EBITDA and Net Income Attributable to Adjusted Net Income included in the Original Earnings Release is furnished hereto as Exhibit 99.1.

This Form 8-K/A contains forward-looking statements regarding future events that involve risks and uncertainties that could materially and adversely affect actual results, including statements regarding the Company’s plan to appeal the ruling by the New Mexico Court of Appeals to the State Supreme Court by timely filing a Petition for Writ of Certiorari and the Company’s outlook for full year 2024 and first quarter 2024. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “estimate,” or “continue” or the negative of such words and similar expressions. Risks and uncertainties that could cause actual results to vary from current expectations and forward-looking statements contained in this Form 8-K include, but are not limited to: (1) GEO’s ability to succeed in its Petition for Writ of Certiorari and prevail if the State Supreme Court agrees to review the case; and (2) other factors contained in GEO’s SEC periodic filings, including its Form 10-K, 10-Q and 8-K reports, many of which are difficult to predict and outside of GEO’s control.

The information set forth in Item 2.02 in this Form 8-K/A is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section. The information set forth in Item 2.02 in this Form 8-K/A shall not be incorporated by reference into any registration statement or other document pursuant to the Securities Act of 1933, as amended.

Section 9	Financial Statements and Exhibits

Item 9.01.	Financial Statements and Exhibits.

Exhibit No.	Description

99.1	Updated Condensed Consolidated Balance Sheets, Condensed Consolidated Statements of Operations and Reconciliation of Net Income to EBITDA and Adjusted EBITDA, and Net Income Attributable to GEO to Adjusted Net Income.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE GEO GROUP, INC.

February 29, 2024	By:	/s/ Shayn P. March
Date		Shayn P. March
Acting Chief Financial Officer, Executive Vice President, Finance and Treasurer
(Principal Financial Officer)

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